Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 23, 2024, with respect to the consolidated financial statements of ICON plc, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ KPMG

Dublin, Ireland
April 26, 2024